Exhibit 99.1

Dear Colleagues,

This morning, we announced two significant milestones in the history of CymaBay. After very careful consideration the boards of CymaBay and Gilead have reached an agreement for Gilead to acquire CymaBay for $32.50 per share in cash or a total equity value of $4.3 billion. The FDA has also accepted the new drug application (NDA) for seladelpar for priority review and set a PDUFA date of August 14th.

A press release was issued this morning with further details and can be found here: https://www.businesswire.com/news/home/20240211034242/en/Gilead-Sciences-Expands-Liver-Portfolio-With-Acquisition-of-CymaBay-Therapeutics

This news is an incredible achievement for everyone at CymaBay and reflects the skill and commitment of this team to bring seladelpar to people living with PBC. The SMT and I would welcome the opportunity to meet with all of you today to provide more context to the agreement and next steps as well as answer your initial questions. Please join us for a town hall at 11am. For those of you that are based in the Bay Area, we encourage you to come to the office if possible so we can discuss this news together in person. For those of you in remote roles or not able to travel to the office today, zoom details will follow shortly. To be transparent, we won’t have all the answers today, but you have my commitment we will share what we can and will share more information as soon as we have it.

In the meantime, please refrain from communication with external stakeholders or vendors about this news until after the townhall discussion. We recognize that our partners will be keen to understand next steps as well so your SMT leader will provide guidance after the townhall on what can be communicated prior to the closing of the agreement.

I look forward to connecting with you all later this morning.

Sujal.

Additional Information and Where to Find It

The tender offer to be made by Gilead Sciences, Inc. (“Gilead”) and its subsidiary Pacific Merger Sub, Inc. (“Purchaser”) in connection with its pending acquisition of CymaBay Therapeutics, Inc. (the “Company”) has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of the Company, nor is it a substitute for any tender offer materials that Gilead, Purchaser or the Company will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Gilead and Purchaser intend to file with the SEC. At the time the tender offer is commenced, Gilead and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ

CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “Investors & Media” section of the Company’s website at www.cymabay.com.

Forward-Looking Statements

This communication contains “forward-looking statements”. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the tender offer, the subsequent merger and other related matters, prospective performance and opportunities, post-closing operations and the outlook for the businesses of the Company and Gilead, including, without limitation, the ability of Gilead to advance the Company’s product pipeline and successfully commercialize seladelpar; the possibility of unfavorable results from clinical trials; regulatory applications and related timelines; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022 and any subsequent

Form 10-Qs. Any forward-looking statements set forth in this communication speak only as of the date of this communication. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.